EXHIBIT 99.1

BNS Co.

25 ENTERPRISE CENTER, SUITE 103

MIDDLETOWN, RHODE ISLAND 02842

FOR IMMEDIATE RELEASE

BNS Co. ANNOUNCES AGREEMENT TO SELL UK PROPERTY IN CONJUNCTION

WITH PURSUIT OF STRATEGIC ALTERNATIVES

Middletown, Rhode Island, February 5, 2004 — BNS Co. (OTCBB:BNSXA) announced today that it has entered into an agreement to sell its real estate holdings in the UK for 5.5 million British Pounds to Bath Road Holdings Limited, a privately held UK company. The property consists of approximately 86.5 acres of undeveloped land adjacent to Heathrow Airport. Through 2003, the property was operated as a gravel extraction and landfill facility by an independent third party. However, by the end of 2003 the gravel had been depleted and the facility is currently operated solely as a landfill. The transaction will be in the form of a sale of the stock of the Company’s UK subsidiary that holds title to the property and the sale of the Company’s note receivable from the UK subsidiary. There will also be a post-closing adjustment for the subsidiary’s net working capital at the time of closing.

This transaction represents the sale of substantially all of the Company’s operating assets and as such is subject to shareholder approval, which will be sought at a special meeting of shareholders. The preliminary proxy statement is expected to be filed later this month, and the Board will later set the date for the special meeting.

The sale price for the property was determined in a bidding process that involved a number of interested parties. The Board of Directors is recommending that shareholders approve this transaction based on the bidding process results, the fairness opinion of the Company’s UK property brokers, the current strength of the British Pound exchange rate and the fit of this transaction with the Company’s exploration of strategic alternatives, as discussed below.

Strategic Alternatives

The sale of the Company’s UK holdings is part of the previously announced plans of the Company to sell its remaining assets and then liquidate. In September 2003 the Company hired Legacy Partners, a New York based investment banking firm, to explore this and other strategic alternatives, including seeking a merger or acquisition partner. This has proved to be a complicated process, especially in the case of a company such as BNS where there exists contingent liabilities relating to past products and activities that cannot yet be reliably quantified.

At the annual meeting in July 2003 the Company’s CEO outlined a number of possible strategic paths the Company could follow. They included the following (updated to reflect current thinking):

1.    Continuing as a public company, efficiently managing or liquidating the remaining assets and liabilities of the Company, and eventually dissolving the corporation. This path, would involve considerable costs for on-going public company disclosure and reporting compliance. It also would likely involve a delay in liquidating and dissolving the Company until existing legal claims are settled, thus leaving the Company exposed to further claims in the future. This is primarily because, under Delaware corporate law, claims can continue to be filed against a dissolved Company for a period of three years or more. If the Company does not dissolve, these claims could continue for an indefinite period.

2.    Taking the Company private through a form of self-tender for the outstanding shares of the Company. The intention would be to reduce the number of shareholders, and there-by eliminate the costs of public company reporting requirements. The Company could then continue to manage or liquidate its remaining assets and liabilities as a private company or pursue other activities.

3.    Taking the Company private through a merger or cash tender offer for the outstanding shares of the Company from an unrelated third party. The proceeds thus received by the existing shareholders would be in place of distributions, and would be taxed only to the extent that they had no capital losses but capital gains above the basis of their stock, subject to holding period requirements.

4.    Sell the UK property, dissolve the Company and transfer the assets to a liquidating trust, pay or make provisions for payment of, the remaining liabilities of the Company, both actual and contingent, and make provisions for contemplated distributions to shareholders.

The Board and its advisors are also considering the additional strategic path of continuing the Company as a going concern after the sale of the UK property for some period of time while continued efforts are made to resolve any contingent product liability claims. During this time the Company would continue to explore the other strategic alternatives of merger (or other change in control transaction) or some type of liquidation.

Under each of these scenarios, there may be one or more distributions to shareholders. However, there can be no assurance of distributions. Each of these paths involves a certain amount of risk associated with the ultimate realizable value of the remaining assets and the magnitude of the contingent liabilities. There are varying levels of risk, both to shareholders and to directors, officers, and potential future trustees, concerning the amount and timing of any distributions to shareholders. Each path would require either a vote of approval at a meeting of shareholders, or a decision by individual shareholders to tender shares.

The Company has had discussions with several parties concerning potential merger or acquisition proposals, but to date has not reached any agreement primarily due to the presence of contingent product liability claims. In the absence of such an agreement, the Board of Directors believes that the interests of shareholders are best served by selling the UK property now, in what it believes to be a favorable transaction, regardless of which strategic path is ultimately selected.

Contingent Product Liability Claims

The presence of contingent liabilities poses a complication for each of the above scenarios. As previously disclosed, the Company is subject to the filing of claims and lawsuits relating to past products manufactured by the Company and other business activities. Most of these suits are toxic tort claims resulting primarily from the use of small internal seals that allegedly contained asbestos and were used in small fluid pumps manufactured by the Company’s former pump division, which was sold in 1992. There have also been tort claims brought by owners and users of machine tools manufactured and sold by a division that was sold in 1993, and a few miscellaneous claims relating to employment activities, environmental issues, sales tax audits and personal injury claims. The Company has insurance coverage, but in general the coverage available has limitations. The Company expects that it will continue to be subject to additional toxic tort claims in the future. As a matter of Delaware law the directors are required to take the probability of future claims into consideration and provide for final resolution of them in any liquidation strategy.

The claims relating to the former pump division pose the most uncertainty. The Company has limited information concerning the number and location of pumps manufactured and, therefore, is unable to estimate the aggregate number of claims which might be filed in the future, which is necessary in order to reliably estimate any financial exposure. This product line was introduced in the late 1800’s. The materials alleged to contain asbestos were used for an undetermined period of time ending in the late 1960’s. The claims relate to exposure to this asbestos material. The Company sold its pump division in 1992 but remains subject to claims related to products manufactured prior to that date.

Since 1994 the Company has been named as a defendant in a total of 369 known claims (as of February 3, 2004) relating to these pumps. In many cases these claims involve more than 100 other defendants. Fifty-four of those claims were filed prior to December 31, 2001. However, in 2002 the Company was named in 98 additional claims; in 2003 there were a total of 192 new claims filed; and the Company has received notice of another 25 claims thus far in 2004. In 2002, 42 claims were settled for $30,000 exclusive of attorney’s fees, and in January a plaintiff’s attorney agreed to settle one claim for $500 and file for dismissal in another 67 claims. There are currently 259 claims that are open and active. However, under certain circumstances some of the settled claims may be reopened.

The Company believes it has significant defenses to any liability for toxic tort claims on the merits. It should be noted that, to date, none of these toxic tort claims have gone to trial and therefore there can be no assurance that these defenses will prevail. Settlement and defense costs to date have been insignificant. However, there can be no assurance that the number of future claims and the related costs of defense, settlements or judgments will be consistent with the experience to date of existing claims.

It has become apparent that the uncertain prospect of additional toxic tort claims being asserted in the future, and the impact of this uncertainty on the valuation of the Company, has had and will continue to have, at least for the short term, some adverse effects on the Company’s ability to determine prospective distributions to shareholders or to negotiate a satisfactory merger or other change in control transaction with a third party. These claims also affect the ability of the Company to carry out a fairly rapid liquidation proceeding, either through a dissolution, formation of a liquidating trust and liquidation proceedings in the Chancery Court in Delaware, or in a Chapter 11 federal bankruptcy reorganization proceeding, both of which would involve provisions for payments to creditors and contemplated distributions to stockholders.

Next Steps

The UK agreement contains representations by the Company and certain indemnifications that survive the closing. Subject to compliance with closing conditions, the sale of the UK subsidiary is expected to close shortly after shareholder approval is obtained at the special meeting to be announced. The Company plans to invest the net proceeds of the sale, along with the remaining net proceeds from the sale of the its Rhode Island property in August 2003, in debt instruments that are permitted without being required to register as an “investment company” under the Investment Company Act of 1940. The investment earnings thus generated would be applied to the funding of its operating costs as well as the costs of exploring other strategic alternatives.

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks, and uncertainties that could cause the actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements. They involve known and unknown risks, uncertainties, and other factors, which are in some cases beyond the control of the Company. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: Michael Warren, President and Chief Executive Officer, telephone (401) 848-6500. The Company does not maintain a web site.

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